Exhibit 10.1

SEPARATION AGREEMENT, WAIVER AND RELEASE

YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS

AGREEMENT

This Separation Agreement, Waiver and Release (the “Agreement”), dated as of the date this Agreement is first signed by Executive (the “Effective Date”) is a contract between Geoffrey Lewis (“Executive”) and RE/MAX, LLC (the “Company” or “RE/MAX” and, together with Executive, the “Parties”).

WHEREAS, Executive wishes to retire from the Company effective June 30, 2018 (the “Retirement Date”);

WHEREAS, the Parties wish to bring closure to their relationship, part amicably, and resolve all disputes between them;

WHEREAS, the period between the Effective Date and the Retirement Date will be referred to as the “Transition Period”; and

WHEREAS, Executive was presented this Agreement on February 8, 2018 (the “Notice Date”).

THEREFORE, in consideration of the foregoing and this Agreement’s mutual promises, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

I.           RETIREMENT DATE.

A.          Termination of Employment.  Executive’s employment with the Company will terminate effective as of the Retirement Date. Except as provided in Section II.A. below, Employee hereby voluntarily resigns, effective as of the Effective Date, his position as President of the Company and all duties, authorities and responsibilities with, arising out of or relating to his employment with the Company, and all positions, duties, authorities and responsibilities with, arising out of or relating to the Company’s subsidiaries and affiliates.  Executive agrees to use his commercially reasonable efforts to execute any and all additional documents that may be required to effectuate such resignation. Except as specifically provided herein, the Employment Agreement between Executive and RIHI, Inc. (formerly known as RE/MAX International Holdings, Inc.) and the Company dated as of July 1, 2010 (the “Employment Agreement”) is hereby terminated as of the Effective Date and the parties to the Employment Agreement shall thereafter have no further obligations to each other thereunder except as specifically provided in this Agreement.

B.          Pay at Retirement Date.  On the Retirement Date, the Company will pay to Executive all salary earned but unpaid through the Retirement Date, subject to deduction for applicable taxes and withholdings.

C.          No Other Consideration Due.  With the exception of consideration to be paid under this Agreement, Executive acknowledges and agrees that he is not entitled to and the Company does not owe him any other wages, commissions, PTO pay, sick pay, bonuses, benefits, severance, options, equity or other compensation of any kind from the Company at or after the Retirement Date.

II.          CONSIDERATION FROM THE COMPANY – DURING TRANSITION PERIOD.

Provided that Executive (i) has delivered to the Company a fully executed original of this Agreement no later than February 8, 2018; and (ii) remains at all times in compliance with his promises and obligations under this Agreement, including, without limitation, returning all Company property and information as required in Section VI.E. below and cooperating with any pending or subsequent litigation or investigations, as required by Section IV.I. below, the Company will provide Executive the following

(“Separation Benefits”), in consideration of and in exchange for Executive’s execution of this Agreement on the Effective Date:

A.          Reduced Duties with Full Pay During Transition Period.  During the Transition Period, Executive will reduce his workload, work from home, and prepare for retirement.  Executive shall be employed by the Company as “Senior Advisor” to the Company and perform only those duties specifically directed by the Company, including, without limitation, assisting in the transition of his duties to a successor or other person(s) designated by the Company and answering questions from the Company as needed.  Executive shall be required to work, on average, no more than ten (10) hours per week.  Executive shall not be required to and shall not attend the 2018 RE/MAX R4 convention.

B.          Salary During Transition Period.  During the Transition Period, Executive will be paid Executive’s current full base salary at the annual rate of Five Hundred Thousand Dollars ($500,000.00) (the “Base Salary”), i.e., Twenty Thousand Eight Hundred Thirty-Three and Thirty-Three Cents ($20,833.33) semi-monthly, less applicable taxes and withholdings.

C.          2017 Region Officer Bonus.  On or before March 15th, 2018, the Company shall pay Executive the 2017 Region Officer Bonus pursuant to Executive’s 2017 Performance Incentive Plan in the total gross amount of Sixty-Five Thousand Three Hundred Seventy-Seven Dollars and Seventy-Two Cents ($65,377.72), less applicable taxes and withholdings.

D.          Promise to Pay Post-Retirement Benefits.  The Company will pay Executive Supplemental Separation Benefits, as defined in Section III below, provided Executive also executes this Agreement on the Retirement Date.

E.          Announcement of Retirement.  Within four (4) days of the Effective Date, the Company will file the disclosure attached hereto as Exhibit A and the press release attached hereto as Exhibit B with the SEC announcing Executive’s retirement and that Executive will be retained during the Transition Period to assist with transition issues. The Company may file this Agreement and any exhibits with the SEC at an appropriate time, as determined by the Company and as required by law.  The Company will not file or make any other public written or verbal announcement concerning Executive’s separation of employment with the Company that is inconsistent with Exhibits A or B without the advance written consent of the Executive.  If the Company requests consent by the Executive for statements concerning Executive’s separation from the Company, Executive shall respond within three (3) business days and shall not withhold such consent unreasonably. Executive will not make any public statements about his separation of employment with the Company other than those contained in Exhibits A or B.

III.         CONSIDERATION FROM THE COMPANY – AFTER RETIREMENT DATE.

Provided that Executive (i) delivered to the Company a fully executed original of this Agreement no later than the Effective Date; (ii) has delivered to the Company a fully executed original of this Agreement signed on the Retirement Date; and (iii) remains at all times in compliance with his promises and obligations under this Agreement, the Company will provide Executive the following (“Supplemental Separation Benefits”):

A.          Separation Pay.  The Company will pay Executive separation pay in the gross amount of One Million and Six Hundred Twenty-Five Thousand Dollars ($1,625,000.00), which is the equivalent of three and one-quarter (3 1/4) years of Base Salary.  The payments shall be payable as salary continuation (each, a “Separation Payment”) during the three and one-quarter (3 1/4) year period immediately following the Retirement Date (“Separation Period”).  Each Separation Payment shall be paid pro rata on the Company’s regular payroll dates, commencing with the first payday following the Retirement Date.

B.          Medical Insurance Benefits After the Retirement Date.  Employee is not eligible for participation in the RE/MAX Early Retiree Medical Plan (the “Plan”).  The Company will pay Executive a lump sum amount that the Company would have contributed to the Executive’s continued coverage under the Plan had Executive been eligible under the Plan, for the period from Executive’s Retirement Date through the date on which Executive turns sixty-five (65) (the “Medical Insurance Payment”). The Medical Insurance Payment will be “grossed up” to cover taxes and withholdings to be deducted from the Insurance Payment.

C.          References.  In response to requests for references from prospective employers, the Company will provide the dates of Executive’s employment, positions held, and salary.

D.          Unemployment Compensation.  If Executive applies for unemployment compensation benefits, the Company may provide the state unemployment agency information on the amount of consideration and term of Separation Period provided under this Agreement, as well as other information required by the agency in connection with such a claim.

E.          Indemnity Obligations.  The Indemnification Agreement dated October 1, 2013 between RE/MAX Holdings, Inc. and the Executive (the “Indemnification Agreement”), attached hereto as Exhibit C and incorporated by reference into this Agreement, shall remain in full force and legal effect and all of its provisions shall survive the terms of this Agreement and any releases or other language in contradiction to the terms of the Indemnification Agreement.

IV.         EXECUTIVE’S AGREEMENTS.

A.          Release of All Claims.  The term “Releasee” or “Releasees” shall be construed as broadly as possible and includes: the Company and each of the Company’s former or current agents, stockholders, directors, officers, members, employees, members of the Board of Directors, customers, franchisees, regional owners of franchises, attorneys, third party investigators, KPMG or other third party accounting firms, divisions, subsidiaries, parent companies (including but not limited to RMCO, LLC, RE/MAX Holdings, Inc., and RIHI, Inc.), successors and affiliates (and former or current agents, stockholders, directors, officers, members, employees, members of the Board of Directors, customers, franchisees, attorneys, third party investigators, KPMG or other third party accounting firms of the Company’s divisions, subsidiaries, parent companies, successors and affiliates), and all other persons acting by, through, under or in concert with any of them.  In exchange for the Company’s consideration and promises contained herein, including, without limitation, the Separation Benefits and the Supplemental Separation Benefits, Executive fully releases and discharges the Releasees from all individual or class based claims, actions and causes of action of any kind, known or unknown, suspected or unsuspected, matured or unmatured, of any kind or nature whatsoever, based on any act, omission, event, occurrence, or nonoccurrence from the beginning of time to the Effective Date (in the case of Executive’s first execution of this Agreement) or the Retirement Date (in the case of Executive’s second execution of this Agreement (“Released Claims”).  Released Claims include, but are not limited to:

i.            all claims arising from Executive’s employment with the Company or the termination of Executive’s employment, including claims for wrongful termination or retaliation;

ii.           all claims related to Executive’s compensation or benefits from the Company, including salary, wages, bonuses, commissions, incentive compensation, profit sharing, paid time off, expense reimbursements, separation pay, fringe benefits, stock, stock options, or any other ownership interests in the Company or a Releasee;

iii.          all claims for breach of contract, breach of quasi-contract, promissory estoppel, detrimental reliance, and breach of the implied covenant of good faith and fair dealing;

iv.          all tort claims, including claims for fraud, defamation, slander, libel, negligent or intentional infliction of emotional distress, personal injury, negligence, compensatory or punitive damages, negligent or intentional misrepresentation, and discharge in violation of public policy;

v.           all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, medical expenses, experts’ fees, costs and disbursements; and

vi.          any other claims of any kind whatsoever, in each case whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction.

By way of example and not in limitation, the Released Claims shall include any claims arising under the United States or Colorado Constitutions, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.; the Civil Rights Act of 1991; the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981; the Americans with Disabilities Act, 42 U.S.C. 12101 et seq., the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. §621 et seq., as amended by the Older Worker Benefit Protection Act; the Family Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq.; the federal Worker Adjustment Retraining Notification Act  (“WARN Act”), 29 U.S.C. § 2102 et seq., the Fair Labor Standards Act, the Fair Credit Reporting Act, the Occupational Safety and Health Act, the Colorado Wage Payment Act, and the Colorado Anti-Discrimination Act; any federal or state whistleblower laws or statutes; any claims based on Company policies or agreements, including but not limited to the Employment Agreement, Executive’s Performance and Incentive Plans for 2017 and any prior year, separation or severance policies, bonus plans or policies, or other employment agreements; any claims for vesting of Restricted Stock Units (“RSUs”), other than for those that have vested or will have vested before the Retirement Date; any claims for expense reimbursements; and any and all claims to attorneys’ fees or costs.   Executive has filed a Charge of Discrimination, Charge Number 541-2018-00703 with the Equal Employment Opportunity Commission (EEOC) and/or the Colorado Civil Rights Division (CCRD). Executive shall withdraw any such charge within two (2) business days of the Effective Date.  However, by signing this Agreement, Executive is waiving rights to individual relief (including back pay, front pay, reinstatement, or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Executive or on Executive’s behalf by the EEOC, CCRD or any third party, except for any right Executive may have to receive a payment from a government agency (and not the Company) for information provided to the government agency.  The Parties intend for this release to be enforced to the fullest extent permitted by law.  Executive understands that he is not waiving any right or claim that cannot be waived as a matter of law.

B.          Filing Claims in Future/Protected Conduct.

i.            Covenant Not to Sue.  Executive represents that except for any charge and any claim he is permitted by law or regulation to file anonymously or without disclosure to the Company, he has not initiated, filed, or caused to be filed and agrees not to initiate, file or cause to be filed, or otherwise pursue any Released Claim against any Releasee.  Executive shall defend and indemnify the Releasees and hold the Releasees harmless from any liability they incur (including attorneys’ fees and costs) arising from Executive initiating, filing or causing to be filed a Released Claim against any Releasee.

ii.           Protected Conduct:  Nothing in this Agreement shall prohibit or is intended to prevent:

(1)         the Parties to this Agreement from bringing an action to enforce the terms of this Agreement;

(2)         Executive from filing any claim for unemployment compensation or workers’ compensation;

(3)         Executive from filing a claim for benefits under a Company sponsored benefit plan;

(4)         Executive from filing in the future a charge with or participating in an investigation by or reporting an alleged violation of law to the EEOC, CCRD, OSHA, NLRB, SEC, or other federal or state governmental agency; but Executive acknowledges that Executive has waived and released, and will not recover, any damages or monetary relief, including back pay, resulting from such a report, charge or investigation, whether filed by Executive or on Executive’s behalf or for Executive’s benefit by any government agency, individual, or other party.

C.          Non-Assignment of Claims.  Executive has not assigned or transferred any claim or any part or portion thereof (“Assigned Claim”).  Executive shall defend and indemnify the Releasees and hold the Releasees harmless from and against any liability they or any of them incurs as a result of any Assigned Claim (including attorneys’ fees and costs).

D.          Representations.  Executive represents and warrants that Executive was permitted by the Company to take all leave to which Executive was entitled; Executive has been properly paid for all time worked while employed by the Company, including without limitation, any overtime and bonuses; and Executive has received all benefits to which Executive was or is entitled, including without limitation, the vesting of any RSUs to which he is entitled as of the Retirement Date.  For the avoidance of doubt, Executive acknowledges the following provisions of his Notices of Restricted Stock Unit Awards concerning his RSUs that are unvested as of the Retirement Date:

For time-based awards:

Vesting shall cease upon the date the Grantee terminates Continuous Service for any reason, excluding death or Disability.  In the event the Grantee terminates Continuous Service for any reason, excluding death or Disability, any unvested units held by the Grantee immediately upon such termination of the Grantee’s Continuous Service shall be forfeited and deemed reconveyed to the Company and the Company shall thereafter be the legal and beneficial owner of such reconveyed Units and shall have all rights and interest in or related thereto without further action by the Grantee.

For Performance-Based Awards:

If the Grantee’s Continuous Service terminates for any reason on or before the last day of the Performance Period, other than due to death or Disability, the Units shall immediately be forfeited and deemed reconveyed to the Company and the Company shall thereafter be the legal and beneficial owner of such reconveyed Units and shall have all rights and interest in or related thereto without further action by the Grantee.

Executive agrees and acknowledges that Executive’s Continuous Service (as defined in RE/MAX Holdings, Inc.’s 2013 Omnibus Incentive Plan for the purpose of all Notices of Restricted Stock Award and Restricted Stock Unit Agreements received by Executive) with the Company will terminate immediately following the Retirement Date, and that vesting under such Notices of Restricted Stock Award and Restricted Stock Unit Agreements shall cease at that time, and any unvested Units shall be forfeited.

E.          Return of Company Property and Information.  Within two (2) business days of the Effective Date (the “Property Return Date”), Executive shall return (and shall not retain any copies in any form) all Company documents, audio or video recordings, photographs, and information (including, without limitation, all Confidential Information, as defined in Section IV.G.(i) below) (collectively, “Company Information”), and any other information stored on personally owned or used computer hard drives, disks, thumb drives or other storage methods, such as cloud storage services, audio files, or video files or in any other form), and any vehicles, badges, Company credit cards, pagers, cell phones, laptops, iPads, computers, software, equipment or other property belonging to the Company.  On or before the Property Return Date, Executive shall provide all passwords or other codes used while working at the Company.  By signing this Agreement on the Retirement Date, Executive certifies that Executive has returned to the Company any and all Company intellectual property, financial information, and any other Company Information in Executive’s possession, and that Executive has returned and not retained any copies in any form of any Company intellectual property or financial information or Company Information on Executive’s home computer or iPad, in a cloud storage service, on a personal e-mail account, or in the possession of any person to whom Executive transmitted such information without a legitimate business purpose for doing so, or in any other form.  Notwithstanding the foregoing statement, Executive may retain the iPad he was provided by the Company after the Company backups the iPad and wipes its memory. Executive shall not restore any backup of the iPad or any other Company information, documents, data, emails, programs, or technology to the iPad or any other device.

F.          Lockup Period. Executive hereby agrees that, without the prior written consent of the Company’s Chief Compliance Officer, he will not, during the period commencing on the Effective Date and ending 90 days after the Retirement Date, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by the undersigned or any other securities so owned convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.

G.          Restrictive Covenants.

i.            Confidentiality.   In the course of Executive’s employment by the Company, Executive has had access to Confidential Information (as defined below) of the Company and its affiliates, subsidiaries, members, franchisees, agents, and sales associates.  Executive agrees to maintain the strict confidentiality of all Confidential Information.  For purposes of this Agreement, "Confidential Information" shall mean all non-public information and materials of or pertaining to the Company in any form or medium including all notes, analyses, compilations, copies, documents, summaries, reproductions, copies, translations, electronic copies or versions (in any medium including video, email, audio, video, MP3, or voicemail) regardless of where the same may have been lodged including on any personal devices of the Executive, including information and materials: generated by the Executive or third parties; received by the Company from third parties; concerning or pertaining to the Company or its business in any respect including information as to the Company’s business practices, operations, franchisees and franchisee agreements; or legal information and advice.  Confidential Information shall include, without limitation, information:  protected by any and all non-disclosure agreements signed by Executive during employment; concerning claims against or by the Company, legal issues and advice, or other information or communications acquired by Executive in his capacity as Chief Legal Officer or General Counsel of the Company; contained in the Company’s financial records; concerning regional, agent and franchise agreements, information technology techniques and arrangements, processes and procedures for creating IT related resources, contemplated products and services and agreement terms; concerning past acquisitions (closed or not closed) and acquisitions planned or considered as of the Effective Date and as of the Retirement Date, concerning data and issues related to public filings, and concerning purchasing information and other business, marketing, sales, strategic and operational data of the Company and its affiliates, subsidiaries and franchisees.  Confidential Information includes all other information and materials which are of a propriety or confidential nature, even if they are not marked as such. This provision shall survive indefinitely including in the event of any termination of this Agreement.

ii.           Notice Under the Defend Trade Secrets Act of 2016.  The Company provides Executive with notice that 18 U.S.C. § 1833(b) states as follows:

An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Accordingly, notwithstanding anything to the contrary in this Agreement or in any confidentiality agreement

Executive has signed with the Company, Executive understands that he has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law.  Executive further understands that he also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.  Executive understands and acknowledges that nothing in this Agreement or in any confidentiality agreement Executive signed with the Company is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

iii.          Intellectual Property.  Executive recognizes and agrees that all copyrights, trademarks, patents, and other intellectual property rights to works or marks arising in, from or in connection with Executive’s employment by the Company, are the sole and exclusive property of the Company.  Executive agrees not to assert any such rights against the Company or any third party.  Executive agrees to assign, and hereby does assign, to the Company all rights, if any, in or to such works or marks that may have accrued to Executive during Executive’s employment.

iv.          Agreement Not to Compete.  During the Transition Period and for a period of one (1) year immediately following the Retirement Date, Executive shall not, either directly or indirectly, accept employment or perform services on behalf of Executive or any individual or entity that in the United States or internationally:  (a) competes with the Company in the areas of franchising real estate brokerages, franchising mortgage brokerages, real estate brokerages, or mortgage brokerages; (b) companies which have as a primary part of their business a website designed for the display of real estate listing data, or lead generation or business development for franchising real estate brokerages, franchising mortgage brokerages, real estate brokerages, or mortgage brokerages; or (c) competes with the Company in that it offers services or products offered by RE/MAX as of the Retirement Date (collectively, the “Company’s Business”).

v.           Agreements Pertaining to Customers/Franchisees/Agents or Employees.  During the Transition Period and for a period of three and one-quarter (3 1/4) years immediately following the Retirement Date (the “Non-Solicitation Period”), Executive shall not, either directly or indirectly, on Executive’s own behalf or in the service of or on behalf of others, solicit or recruit (or attempt to solicit or recruit) any franchisee, agent, or regional owner of a franchise to end their franchise or contract with the Company or to enter into any service to Executive or any other business, organization, program or activity that directly competes with the Company’s Business.  During the Non-Solicitation Period, Executive shall not, directly or indirectly, on Executive’s own behalf or in the service of or on behalf of others, solicit or recruit (or attempt to solicit or recruit) any person employed by the Company to end their employment with the Company or to provide services to Executive or any other business, organization, program or activity that directly competes with the Company Business.

vi.          Non-Disparagement.  Executive agrees not to defame or disparage the Company, its subsidiaries, or affiliates, or any of their past, present or future partners, members, directors, accounting firms, third party investigators, attorneys, shareholders, officers, employees, franchisees or sales associates, agents, or family members of officers or directors.  This provision shall not prohibit Executive from making any statements or taking any actions required by law, reporting any actions or inactions to a governmental agency that Executive believes to be unlawful, or participating in or cooperating with a governmental investigation.  This provision shall not be interpreted to require or encourage Executive to make any misrepresentations.

vii.         Reasonableness of Restrictive Covenants.  Executive acknowledges that the Restrictive Covenants in this Section IV.G. are necessary to protect the Company’s trade secrets, business relationships, goodwill and shareholder value.  Executive acknowledges that the Company conducts the Company’s Business throughout the United States and internationally, that the above restrictive covenants cannot be meaningfully restricted geographically, and that the covenants only reasonably restrict Executive from competing in any market – domestic or foreign – in which the Company conducts the Company’s Business.  Without altering the meaning of the foregoing covenants, both the Company and Executive acknowledge that the above restrictive covenants do not prevent Executive from becoming employed in a similar position in a business that is not competitive with the Company’s Business.

H.          Agreement Not to Seek Re-Employment.  Executive shall not seek re-employment with the Company or any Company affiliate, as an employee or independent contractor.  Executive agrees that, if Executive seeks re-employment or a contract for work with the Company or any Company affiliate, Executive’s application may be rejected without liability.

I.           Cooperation.  Executive agrees to cooperate with the Company regarding any pending or subsequent litigation, proceeding, claim, investigation or other action involving the Company that relates to matters within the knowledge or responsibility of Executive during Executive’s employment (“Actions”). Without limiting the foregoing, Executive agrees (i) to meet with the Company’s investigators, representatives, counsel or other designees (“Company Representatives”) at mutually convenient times and places with respect to any Actions within the scope of this paragraph; (ii) to provide truthful testimony to any Company Representative, court, agency or other adjudicatory body; (iii) within five (5) business days of a request by a Company Representative, to confirm that, pursuant to paragraph IV.E above he has not retained (or if he has retained, he has produced to the Company) any and all documents, audio recordings, video recordings, electronic communications, or other material requested by a Company Representative related to any Actions; (iii) to notify the General Counsel of the Company within three (3) business days if Executive is served a subpoena or otherwise contacted by any private party adverse to the Company or by any representative of such an adverse party.  Executive shall not provide testimony or information, or cooperate with a private party adverse to the Company, or any representative of such an adverse party, unless pursuant to a lawful subpoena.  This provision shall not prohibit Executive from participating in or cooperating with a governmental investigation.  The Company shall be responsible for expenses reasonably incurred by Executive in compliance with the Company’s Expense and Business Travel Reimbursement Policy and the Executive Addendum thereto, in connection with the cooperation required in this paragraph.

J.           Taxes.  Executive acknowledges that the Company does not warrant or represent the taxability or non-taxability of the consideration provided to Executive under this Agreement.  Except for withholding any customary payroll taxes required by law to be withheld or paid by the Company, responsibility for taxability or non-taxability of the consideration provided to Executive under this Agreement, and payment of any and all taxes or penalties that may be imposed as a result of the consideration provided to Executive under this Agreement, are solely the responsibility of Executive.  Except for withholding any customary payroll taxes required by law to be withheld or paid by the Company, Executive shall indemnify and hold harmless, and shall repay the Company and all Releasees for the full amount of any taxes, assessments, interest, penalties and attorneys’ fees that they or any of them incurs as a result of the consideration promised to or provided to Executive under this Agreement.  Executive shall further pay the Company and the Releasees its or their attorneys’ fees incurred in enforcing its, his, her or their rights to indemnity hereunder, whether or not a claim is filed.

K.          Injunctive/Tolling/Other Relief.  Any violation of any provision of this Section IV shall constitute a material breach of this Agreement likely to cause irreparable harm to the Company.  Therefore, any such breach or threatened breach by Executive shall give the Company the right to:  (i) obtain specific performance through injunctive relief requiring Executive to comply with Executive’s obligations under this Agreement; (ii) suspend any Separation Benefits or Supplemental Separation Benefits during the pendency of litigation brought to enforce this Agreement; (iii) recover any Separation Payments paid under this Agreement; and/or (iv) obtain any other relief or damages allowed by law. Any recovery of Separation Payments shall not void Executive’s release of claims or other obligations under this Agreement. If Executive is found to have breached the non-competition or non-solicitation provisions in this Agreement, the restricted period of that provision shall be tolled and start again upon the finding by a court or arbitrator that the provision was breached.  Notwithstanding the foregoing, the Company will not suspend any Separation Benefits or Supplemental Separation Benefits if it determines it has a claim against the Executive relating to his employment with the Company prior to the Effective Date.

V.          DENIAL OF ANY LIABILITY.

The Company denies any liability to Executive.  Executive denies any liability to the Company.  This Agreement may not be used as evidence; does not constitute an adjudication or finding on the merits; and is not, and shall not be construed as an admission by the Company of a breach of any contract or agreement; a violation of the Company’s policies and procedures; or a violation of any state or federal laws or regulations.  After execution (including signatures by both Executive and the Company), this Agreement may be introduced in evidence to enforce its terms.

VI.         OPPORTUNITY TO CONFER AND OBTAIN ADVICE FROM OTHERS, INCLUDING ATTORNEYS.

A.          Input from Both Parties.  The Agreement shall not be interpreted in favor of either Executive or the Company.

B.          Opportunity to Confer.  The Company advises Executive to confer with an attorney of Executive’s own choosing before executing this Agreement.  Executive represents that Executive has been represented by an attorney and has had a full opportunity to confer with his attorney before executing this Agreement.

C.          Opportunity to Consider.  Executive has been provided a reasonable period from the Notice Date (the “Consideration Period”) to consider whether to execute this Agreement on the Effective Date, after which, if this Agreement has not yet been executed, the Company’s offer to enter into this Agreement shall automatically expire.

D.          Waiver of Age Claims / No Waiver of Claims After Execution Date.  Executive is waiving any claims Executive may have under the Age Discrimination in Employment Act, as amended by the Older Worker Benefit Protection Act (“OWBPA”).  Executive is not releasing rights or claims that arise after the date this Agreement is executed.

VII.        COMPLETE AGREEMENT/AMENDMENT.

This Agreement, including its Exhibits, is an integrated document.  With the exception of any non-disclosure agreements signed by Executive during employment and the Indemnification Agreement, this constitutes and contains the entire agreement and understanding between the Parties, and supersedes and replaces all prior negotiations and all agreements concerning the subject matters hereof. This Agreement may be amended only by a written instrument clearly setting forth the amendment(s) and executed by the Parties hereto.

VIII.       SEVERABILITY OF INVALID PROVISIONS/REFORMATION.

The provisions of this Agreement are severable.  If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other provisions or applications of this Agreement that can be given effect without the invalid provisions or application.  The Parties acknowledge and agree that, if any court or arbitrator determines that any covenant or obligation of this Agreement is excessive in duration or scope, unreasonable, or unenforceable, the court or arbitrator should modify or amend that covenant or obligation to render it enforceable to the maximum extent permitted under the law.

IX.         CHOICE OF LAW/VENUE/ATTORNEYS’ FEES/ARBITRATION.

This Agreement has been negotiated within the State of Colorado and the rights and obligations of the Parties to this Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Colorado without regard to any jurisdiction’s law on the conflict of laws.  In any action brought to enforce this Agreement or regarding a dispute between the Parties, the action shall be filed in Denver, Colorado.  Any individual or class-based dispute between the Parties must be submitted to final and binding arbitration; however, any claims for unemployment benefits, workers’ compensation benefits, benefits under a Company sponsored benefit plan, or claims for injunctive relief are not subject to arbitration. In any dispute arising out of, or related to this Agreement, the prevailing party shall be awarded its or his reasonable attorneys’ fees and costs.  The Company will pay the fees and expenses of the arbitrator.

X.          NO WAIVER OF BREACH.

No waiver of any breach of any term or provision of this Agreement shall be binding unless in writing and signed by the party waiving the breach.  No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement.

XI.         FURTHER ASSURANCES.

The Parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the terms of this Agreement.

XII.        SECTION 409A.

This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and will be construed and administered in accordance with Section 409A to the maximum extent possible.  For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment.  Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral will be excluded from Section 409A to the maximum extent possible.  In addition, any amounts under this Agreement that are subject to Section 409A and are paid upon the Executive’s termination of employment will be paid only upon the Executive’s “separation from service” as determined under Treas. Reg. Section 1.49A-1(h). Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred on account of non-compliance with Section 409A.

XIII.       SUCCESSORS AND ASSIGNS.

Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and the Executive, each of their respective successors and assigns, and the Releasees.

XIV.       HEADINGS NOT BINDING/COUNTERPARTS/ORIGINALS AND COPIES.

This Agreement may be executed in counterparts.  A photocopy, scanned copy or facsimile copy of this Agreement shall be as effective as an original.

EXECUTIVE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL THE PROVISIONS OF THIS AGREEMENT.  EXECUTIVE REPRESENTS THAT EXECUTIVE IS ENTERING INTO THIS AGREEMENT VOLUNTARILY AND THAT THE CONSIDERATION EXECUTIVE RECEIVES IN EXCHANGE FOR EXECUTING THIS AGREEMENT IS GREATER THAN THAT TO WHICH EXECUTIVE WOULD BE ENTITLED IN THE ABSENCE OF THIS AGREEMENT.  EXECUTIVE REPRESENTS THAT EXECUTIVE IS NOT RELYING ON ANY REPRESENTATION OR UNDERSTANDING NOT STATED IN THIS AGREEMENT.

Executed this 8th day of Feb. 2018 (Effective Date).

/s/ Geoffrey Lewis
Geoffrey Lewis

Executed this ____ day of _______, 2018 (the Retirement Date).

Geoffrey Lewis

Executed this 8th day of February, 2018.

RE/MAX, LLC

By:	/s/ Richard O. Covey

Name:	Richard O. Covey

Title:	Lead Independent Director